Rural Cellular Corporation
Announces Board Appointments

May 26, 2006 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces the appointment of James V. Continenza and Jacques Leduc to its Board of Directors.
On May 26, 2006, the Company’s board increased the number of directors by two and appointed James V. Continenza and Jacques Leduc to fill the two vacancies created. Both will serve as Class I directors, for terms expiring in 2007.
In May 2005, James V. Continenza and Jacques Leduc were originally elected to serve as board members by the holders of the Company’s senior exchangeable preferred stock. Under the terms of the certificate of designation for the senior exchangeable preferred stock, these directors would have been reelected at the Company’s annual meeting on May 25, 2006. Because no nominations or votes were submitted by holders of the senior exchangeable preferred stock, there was no election of directors by such holders at the annual meeting.
About the Company
Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.
Forward-looking statements
Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2005 and from time to time in its other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156
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